As filed with the Securities and Exchange Commission on February 23, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Potbelly Corporation

(Exact name of registrant as specified in its charter)

Delaware	36-4466837
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

111 N. Canal Street, Suite 325

Chicago, Illinois 60606

(Address of Principal Executive Offices) (Zip Code)

Potbelly Corporation 2019 Long-Term Incentive Plan,

as amended

(Full title of the plan)

Robert D. Wright

President and Chief Executive Officer

111 N. Canal Street, Suite 325

Chicago, Illinois 60606

(Name and address of agent for service)

(312) 951-0600

(Telephone number, including area code, of agent for service)

Copy to:

Flora R. Perez, Esq.

Greenberg Traurig, P.A.

401 East Las Olas Boulevard Suite 2000

Fort Lauderdale, FL 33301

(954) 765-0500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

The Potbelly Corporation 2019 Long-Term Incentive Plan (the “Plan”) was previously approved by Potbelly Corporation’s (the “Company”) board of directors on March 26, 2019 (and subsequently approved by the stockholders on May 16, 2019), as further amended and restated effective as of June 24, 2020. On May 18, 2023, the stockholders of the Company approved an amendment to the Plan to increase the aggregate number of shares available for issuance under the Plan by 1,100,000 shares (the “Shares”). The purpose of this registration statement on Form S-8 (the “Registration Statement”) is to register the offer and sale of the Shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement will be sent or given to all persons who participate in the Potbelly Corporation 2019 Long-Term Incentive Plan, as amended and restated (the “Plan”), as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). These documents are not required to be filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed with the Commission by the Company, are incorporated by reference herein, other than information furnished pursuant to Item 2.02 or Item 7.01, or related exhibits under Item 9.01, of Form 8-K:

Commission Filing (File No. 001-16853)	Period Covered or Date of Filing
Annual Report on Form 10-K (including the portions of the Proxy Statement on Schedule 14A for the 2023 Annual Meeting of Stockholders filed with the Commission on April 5, 2023 that are incorporated by reference therein)	Year ended December 25, 2022

Quarterly Reports on Form 10-Q	Quarter ended March 26, 2023, June 25, 2023 and September 24, 2023

Current Reports on Form 8-K	February 10, 2023, May 19, 2023 and February 12, 2024

Description of the Company’s common stock contained in Exhibit 4.1 to the Annual Report on Form 10-K, and any amendment or report filed for the purpose of updating such description	March 2, 2023

All subsequent documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), (excluding any documents or portions of such documents that are furnished under Items 2.02, 7.01 or 9.01 of a Current Report on Form 8-K and any exhibits included with such Items, which information is not incorporated by reference herein), and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold	After the date of this Registration Statement

Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that such statement is modified or superseded by any other subsequently filed document which is incorporated or is deemed to be incorporated by reference herein. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) permits a corporation, in its certificate of incorporation, to limit or eliminate the personal liability of a director or an officer to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director or an officer, as applicable, except for liability (a) for any breach of the duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) of a director under Section 174 of the DGCL (d) for any transaction from which the director or officer derived an improper personal benefit or (e) of an officer in any action by or in the right of the corporation.

Under Section 145 of the DGCL, a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify any person who was or is a party or is threatened to be made a party to any such threatened, pending or completed action by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise) only against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent the appropriate court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

As permitted by Section 102(b)(7) of the DGCL, the Company’s certificate of incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may be amended. This provision in the Company’s certificate of incorporation does not eliminate the directors’ or officers’ fiduciary duties and does not limit or eliminate the officers’ personal liability for breaches of fiduciary duty, and in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director of the Company may be subject to personal liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law, and each officer of the Company may be subject to personal liability for breach of the officer’s fiduciary duty. The provision also does not affect a director’s or officer’s responsibilities under any other applicable law, such as the United States federal securities laws or state or federal environmental laws.

As permitted by Section 145 of the DGCL, the Company’s certificate of incorporation and bylaws also provide that the Company is required to indemnify and advance expenses to its present and former officers and directors to the fullest extent permitted by applicable law. The Company maintains directors’ and officers’ liability insurance for its directors and officers.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibits

4.1	Seventh Amended and Restated Certificate of Incorporation of Potbelly Corporation (incorporated by reference to Exhibit 3.1 to Form S-1 (File No. 333-190893) filed on August 29, 2013).

4.2	Amended and Restated By-laws of Potbelly Corporation (incorporated by reference to Exhibit 3.1 to Form 8-K (File No. 001-36104) filed June 12, 2018).

4.3	Description of Capital Stock (incorporated by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on March 2, 2023).

5.1	Opinion of Greenberg Traurig, P.A. (filed herewith).

23.1	Consent of Deloitte & Touche LLP (filed herewith).

23.2	Consent of Greenberg Traurig, P.A. (included in Exhibit 5.1).

24.1	Power of Attorney of certain directors and officers of the Company (set forth on the signature page of this Registration Statement).

99.1	Potbelly Corporation 2019 Long-Term Incentive Plan (as Amended and Restated Effective June 24, 2020) (filed herewith).

99.2	Amendment to the Potbelly Corporation 2019 Long-Term Incentive Plan (as Amended and Restated Effective June 24, 2020) (filed herewith).

107	Filing Fee Table (filed herewith).

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on February 23, 2024.

POTBELLY CORPORATION

By:	/s/ Robert D. Wright
Robert D. Wright
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Joseph Boehm and Robert D. Wright as such person’s true and lawful attorney-in-fact and agent, each with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/s/ Robert D. Wright	President and Chief Executive Officer and Director	February 23, 2024
Robert D. Wright	(Principal Executive Officer)

/s/ Steven Cirulis	Senior Vice President, Chief Financial Officer, Chief Strategy Officer	February 23, 2024
Steven Cirulis	(Principal Financial Officer and Principal Accounting Officer)

/s/ Joseph Boehm	Director and Chairman of the Board	February 23, 2024
Joseph Boehm

/s/ Vann Avedisian	Director	February 23, 2024
Vann Avedisian

/s/ Adrian Butler	Director	February 23, 2024
Adrian Butler

/s/ David Head	Director	February 23, 2024
David Head

/s/ David J. Near	Director	February 23, 2024
David J. Near

/s/ David Pearson	Director	February 23, 2024
David Pearson

/s/ Todd W. Smith	Director	February 23, 2024
Todd W. Smith

/s/ Jill Sutton	Director	February 23, 2024
Jill Sutton